Exhibit 10.17

Office
7373 Gateway Blvd. Newark, CA 94560	650 802 8181

January 2, 2020

Michael Smuts

Re: Employment Agreement

Dear Mike,

It gives me great pleasure to offer you the Exempt full-time position with Atieva USA, Inc. (doing business as Lucid Motors USA, Inc.) (the “Company”) as VP, Finance reporting to Peter Rawlinson, to begin on January 13, 2020 (“Hire Date”). The terms and conditions of your employment with the Company will be as set forth below.

Base Salary and Other Compensation

You will be paid the following compensation during your employment:

•	You will be paid a base salary of $13,076.93 per bi-weekly pay period ($340,000 annualized), less applicable tax and other withholdings.

•	In addition to your base salary, you will be eligible to earn a target incentive bonus up to 30% of your base salary, less applicable tax and other withholdings, as determined by the Company in its discretion based upon the Company’s performance, your individual performance, and your continued employment through the bonus payment date in January following the close of each fiscal year.

•	In addition, you will be advanced a one-time sign-on bonus of $35,000 less applicable tax and other withholdings, in the first payroll cycle after you join the Company. This sign-on bonus will become earned in the event that you successfully complete one year of employment with the Company in good standing. If you resign from your employment with the Company for any reason or are terminated for “cause” before the first anniversary of your Hire Date, you will immediately repay the Company the full (gross) amount of this sign-on bonus.

•	The Company has partnered with UrbanBound to administer your relocation benefits. UrbanBound’s software, paired with a designated Relocation Consultant and UrbanBound’s Supplier Network, combine to deliver your relocation benefits according to your policy and to help you use those benefits most effectively. You are eligible for the following relocation benefits:

o	Flex Allowance – a one-time cash payment of $3,000. This allowance is intended to reimburse you for expenses that you may incur as a direct result of your move and that are not reimbursable or covered by the Direct Bill Allowance detailed below. The Flex Allowance is considered taxable income and will be tax-assisted by the Company.

o	Managed Budget Allowance – a budget of $45,000. This allowance is to assist in the cost of the designated relocation services booked through the UrbanBound Supplier Network. An important benefit of the direct bill benefit is that UrbanBound, not you, pays the vendors for the service up to the Direct Bill Allowance amount. Expenses booked using Direct Bill Allowance are considered taxable income and will not be grossed up by the Company to cover the tax implications.

o	Destination Service Allowance – a budget of $1,700. The destination service benefit offers anything from home finding assistance, school tours, to checking out your new neighborhoods. These boots-on-the-ground representatives can assist with helping to get you and your family settled.

o	Do not book any type of relocation services (flights, temporary housing, etc.). Your relocation consultant will be reaching out to you and will be coordinating and booking these services. Please keep an eye out for an email notification from UrbanBound in order to activate and receive these benefits.

Severance

You will be eligible to participate in the Atieva USA, Inc. Severance Benefit Plan. The summary of the plan’s benefits that you are eligible to receive pursuant to the Plan is described in the table below. Upon your acceptance and after your start with Lucid Motors, you will receive a full plan document for your review and signature.

	Salary Continuation	Maximum Duration of COBRA Payment Period	Percentage of Outstanding Unvested Equity Awards That Will Accelerate
Qualifying Termination that is NOT a Change of Control Termination	6 months of your Monthly Base Salary	6 months	To be determined on an individual basis
Qualifying Termination that is a Change of Control Termination	9 months of your Monthly Base Salary	9 months	75%

Employee Benefits

You will be eligible to participate in the Company employee benefit plans that the Company makes available to similarly-situated employees. The Company provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program. The eligibility dates of the benefits are as follows:

•	Group health insurance benefits: commence on your date of hire
•	PTO (Personal Time Off)
•	Flexible spending account
•	401(k) program: eligibility starts on Hire Date
•	Life Insurance Plan and ADD paid for by the company up to 2 x your annual base salary

Stock Option Award

Subject to the approval by the Board of Directors of Ateiva, Inc. (the “Board”), the parent of the Company, and the provisions of the Atieva, Inc. 2014 Share Plan (the “Plan”), the Company will grant you an option under the Plan to purchase 150,000 shares of Common Stock of Atieva, Inc. at the fair market value of that Common Stock as determined by the Board in accordance with the Plan (the “Option). The shares subject to the Option vest over a four (4) year period, such that 25% of the shares subject to the Option shall vest on the first anniversary of your Hire Date, and 1/48 of the shares subject by the Option shall vest on each monthly anniversary thereafter, provided that you are still employed by the Company at such times. The Option will be subject to and governed by the terms and conditions of the Plan and the Company’s standard form of stock option agreement, which you will be required to sign as a condition of the Board’s grant of the Option.

Proof of Right to Work

Please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 form purposes. Failure to provide appropriate documentation within three days of your hire date will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Confidential Information and Invention Assignment Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Hire Date.

Background Checks

This offer is contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company.

Driver’s License Information

If driving will be one of the essential functions of your job, as a further condition of your employment, you must: (a) authorize the Company to conduct a DMV (or similar) check of your driving record; (b) have maintained an excellent driving record (as determined by the Company in its discretion) for at least the past five (5) years; (c) currently have the appropriate license for the type of driving you will be doing on behalf of the Company; (d) maintain the appropriate license for the type of driving you will be doing on behalf of the Company at all times during your employment; and (e) maintain an excellent driving record (as determined by the Company in its discretion) at all times during your employment with the Company.

Return of Materials

Prior to your employment with the Company, you shall return all materials to your former employer or client, including any electronic storage devices, and ensure that you have not retained any files or records of your former employer or client on any media, including cloud-based storage systems.

At-Will Employment

Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis. This Employment Agreement shall be governed by and construed under the laws of the State of California, without regard to conflict of law principles.

Entire Agreement and Modification

This Employment Agreement, along with any other agreements described herein, sets forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this Agreement. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.

We welcome you to Lucid Motors and look forward to working with you. We trust that it will be a mutually rewarding experience. The offer of employment contained in this Agreement will expire at the close of business on January 6, 2020; please confirm your acceptance of this offer by signing and dating this Agreement on the spaces below and returning it to me prior to that time.

Sincerely,

/s/ Michael Carter
Michael Carter
Vice President, People

I have read and understand the terms and conditions set forth in this Employment Agreement. Furthermore, in choosing to accept this employment with Atieva USA, Inc. (dba Lucid Motors USA, Inc.), I agree that I am not relying on any representations, whether verbal or written, except as specifically set forth in this Employment Agreement.

/s/ Michael Smuts
Michael Smuts

ATTACHMENT A

Sign-On Bonus Agreement

THIS AGREEMENT, made January 2, 2020 by and between Atieva USA, Inc. (dba Lucid Motors USA, Inc.) (hereinafter the “Company”) and Michael Smuts (hereinafter “Employee”).

The Company is pleased to offer Employee a one-time sign-on bonus of $35,000 less applicable tax and other withholdings, in the first payroll cycle after Employee joins the Company. This sign-on bonus will become earned in the event that Employee successfully completes one year of employment with Company in good standing. If Employee resigns from their employment with Company for any reason or is terminated for “cause” before the first anniversary of their Hire Date, Employee will immediately repay Company the full (gross) amount of this sign-on bonus.

By signing below, I authorize Company to withhold $35,000 from any severance and other final pay I receive upon termination of employment.

/s/ Michael Smuts
Michael Smuts